ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
Dated: July 2, 2008

Securities Linked to the Deutsche Bank Liquid
Commodity Index – Mean Reversion Plus™ Excess Return
■  3 Year Maturity  ■

Indicative Terms & Conditions – July 2, 2008	Offering Period: July 2, 2008 – July 28, 2008

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P’s AA)†

Offering	:	Securities linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (Non-Principal Protected) due August 2, 2011 (the “Securities”)

Denomination	:	$10,000 per Security and increments of $1,000 in excess thereof

Index	:	Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (the “Index”) Bloomberg: DBLCMPUE <INDEX>

Initial Level	:	Official closing level of the Index on the Trade Date

Index Return	:	Final Level – Initial Level Initial Level

Final Level	:	Official closing level of the Index on the Final Valuation Date

Upside Participation Rate	:	129%

Payment Amount at Maturity	:
The Security holder will receive at Maturity for each Security:

•  If the Final Level is greater than or equal to the Initial Level:

$10,000 + ($10,000 x Index Return x Upside Participation Rate),

•  If the Final Level is less than the Initial Level

$10,000 + ($10,000 × Index Return)

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBCN4 <GO>

Form of Security	:	Global, Book Entry. The Securities will be represented by a single registered global security deposited with the Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:
Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive or allow as a concession to other dealers discounts and commissions of up to 3% or $300 per $10,000 Security face amount.  After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate principal amount.

Security Codes	:	CUSIP: 2515A0 PJ 6 ISIN: US2515A0PJ69

Relevant Dates

Offering Period	:	July 2, 2008 – July 28, 2008 at 10:30 a.m. (EST)

Trade Date	:	July 28, 2008

Settlement Date	:	July 31, 2008 (three Business Days following the Trade Date)

Final Valuation Date	:	July 28, 2011

Maturity Date	:	August 2, 2011 (three Business Days following the Final Valuation Date)

†
A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Securities Product Snapshot

Indicative Terms

Structure:

• Index:	Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (Bloomberg: DBLCMPUE <INDEX>)
• Maturity:	Three Years
• Downside Risk:	One-for-one downside participation
• Upside Participation:	129% upside participation in the Index

Best Case Scenario:
•	Subject to the credit of the Issuer, if the Index increases, investors receive 129% of the performance of the Index at maturity
•	Investment in the Securities is not callable or averaged

Worst Case Scenario:
•	If the Index declines below the Initial Level, an investment in the Securities will decline by 1% for every 1% decline in the Index
•	The maximum loss on an investment is 100%

Risk Considerations:
•	Because the Securities are not principal protected and an investor’s return is linked to the performance of the Index, investors may lose up to 100% of their initial investment
•	Return on the Securities is linked to the performance of the Index
•	An investment in the Securities is subject to the credit of the Issuer

Investing in the Securities involves a number of risks. See “Selected Risk Factors” in this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:
•	Hypothetical scenario analysis contained herein does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the Securities.
•
No representation is made that any trading strategy or account will, or is likely to, achieve returns similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Selected Risk Factors

•
THE RISK OF INVESTING IN COMMODITIES CAN BE SUBSTANTIAL — The price of the Securities and the commodities which comprise the Index may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the Index.

•
YOUR RETURN ON THE SECURITIES WILL BE DEPENDENT ON THE CHANGE IN THE VALUE OF THE INDEX DURING THE TERM OF THE INSTRUMENT — There is no assurance that the commodities which comprise the Index will have positive or negative performance and past performance of any of the commodities which comprise the Index is not a guarantee, nor necessarily indicative, of their future performance.

•
THE INDEX MAY NOT FULLY REFLECT ANY APPRECIATION OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX - MEAN REVERSION EXCESS RETURN (THE “UNDERLYING INDEX”) AND THE MOMENTUM STRATEGY MAY NOT EFFECTIVELY PROTECT THE INDEX FROM DECLINES IN THE UNDERLYING INDEX — The Index takes the strategy of investing fully or partially in the Underlying Index based on the view that the Underlying Index exhibits momentum. The proportion of the Index invested in the Underlying Index, which we refer to as the “Index Weight”, is determined by how well the Underlying Index has performed over the previous year, with greater weight being given to the Underlying Index’s performance over recent months. We cannot guarantee that this strategy will be successful or that the assumptions on which the strategy is predicated are accurate. When the Underlying Index’s performance has been negative for significant periods during the previous year, the Index Weight will be less than 100%, in which case the Index performance will not fully reflect any subsequent appreciation of the Underlying Index. For example, the Underlying Index may experience a downward trend, leading to a reduction in the Index Weight, followed by a recovery, in which case the Index will not fully participate in the gains realized by the Underlying Index during the recovery. Likewise, if the Underlying Index has appreciated over recent periods then undergoes a sudden, significant decline, the Index Weight will be 100% or close to 100% and the Index will participate largely or fully in such decline. In such case, the momentum strategy will not effectively protect holders of the securities from the decline in the Underlying Index. Unless the Index Weight is 0%, the Index will participate at least partially in any decline in the Underlying Index.

•
THE SECURITIES DO NOT ASSURE ANY RETURN OF YOUR INITIAL INVESTMENT — The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. You could lose up to $10,000 for each $10,000 Security face amount that you invest.

•
THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No. 444R related to this offering.

•
A LIQUID SECONDARY MARKET FOR THE SECURITIES DOES NOT EXIST — Deutsche Bank AG does not guarantee an early redemption price for the Securities. If requested by an investor, Deutsche Bank AG may, at its sole discretion, provide a quote depending on a number of factors such as market conditions.

•
THE RECEIPT BY THE INVESTOR OF MONIES OWED UNDER THE SECURITIES IS SUBJECT TO AND DEPENDENT ON DEUTSCHE BANK AG’S ABILITIES TO PAY SUCH MONIES — Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

Please see “Risk Factors” in accompanying product supplement R and “Selected Risk Considerations” in accompanying term sheet No. 444R.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 444R, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement R, addendum to product supplement R and term sheet No. 444R and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return is an intellectual property of Deutsche Bank AG. “Deutsche Bank Liquid Commodity Index – Mean Reversion™” is a trade mark of Deutsche Bank AG. Deutsche Bank AG reserves all the rights, including copyright, to the Index.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY